EXHIBIT 3.2
AMENDED AND RESTATED REGULATIONS
OF
AMERICAN GREETINGS CORPORATION
(Adopted by Shareholders on June 27, 2008)
ARTICLE I.
SHAREHOLDERS’ MEETINGS
     Section 1. Annual Meeting
     An annual meeting of the shareholders will be held during the month of June at such date and time as may be designated from time to time by the Board of Directors, at which meeting the shareholders will elect directors to succeed those directors whose terms expire at such meeting and will transact such other business as may be brought properly before the meeting in accordance with Article I, Section 12.
     Section 2. Special Meetings
     Special meetings of shareholders may be called by (i) the Chairman of the Board, (ii) the Chief Executive Officer, (iii) the President, (iv) two Senior Vice Presidents, (v) a majority of the members of the Board of Directors acting with or without a meeting, or (vi) the holders of record of not less than twenty-five percent (25%) of the voting power of the Corporation and entitled to be voted on any proposal to be submitted at said meeting. In the event the annual meeting is not held or if Directors are not elected thereat, a special meeting may be called and held for that purpose.
     Upon request in writing by registered mail or delivered in person to the Chairman of the Board, the Chief Executive Officer, the President or Secretary by any person or persons entitled to call a meeting of shareholders, it shall be the duty of such officer forthwith to cause to be given, to the shareholders entitled to notice of such meeting, notice of a meeting to be held not less than seven (7) nor more than sixty (60) days after the receipt of such request, as such officer shall fix. If such notice shall not be given within twenty (20) calendar days after the delivery or mailing of such request, the person or persons requesting the meeting may fix the time of the meeting and give, or cause to be given, notice in the manner hereinafter provided.
     Section 3. Place of Meetings
     Any meeting of shareholders may be held either at the principal office of the Corporation or at such other place within or without the State of Ohio as may be designated in the notice of said meeting.

     Section 4. Notice of Meetings
     The Chairman of the Board, the Chief Executive Officer, President or the Secretary shall give notice of the time, place and purposes of every meeting of the shareholders called in accordance with these Regulations, and the methods, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment. Such notice shall be given either by personal delivery or by mail, overnight delivery service, or any other means of communication authorized by law, not more than sixty (60) nor less than seven (7) days before the date fixed for such meeting to each shareholder entitled to notice of or to vote at such meeting as set forth in Article I, Section 5. If such notice is mailed, it shall be directed, postage prepaid, to the shareholders at their respective addresses as they appear upon the records of the Corporation, and notice shall be deemed to have been given on the day so mailed. If sent by another means of communication authorized by law, the notice shall be sent to the address furnished by the shareholder for those transmissions and shall be deemed to have been given on the day so transmitted. Any shareholder may waive in writing notice of any meeting, either before or after the holding of such meeting, and, by attending any meeting without protesting the lack of proper notice, shall be deemed to have waived notice thereof. If any meeting is adjourned to another time or place, no notice as to such adjourned meeting need be given other than by announcement at the meeting at which such adjournment is taken. No business shall be transacted at any such adjourned meeting except as might have been lawfully transacted at the meeting at which such adjournment was taken.
     Section 5. Shareholders Entitled to Notice and to Vote
     In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournments thereof, the Board of Directors may fix a record date, which will not be sooner than the date on which the record date is fixed nor more than sixty (60) calendar days before the date of such meeting. If a record date shall not be fixed or the books of the Corporation shall not be closed against transfers of shares pursuant to statutory authority, the record date for the determination of shareholders entitled to notice of or to vote at any meeting of shareholders shall be the close of business on the day notice is given. Such record date shall continue to be the record date for all adjournments of such meeting, unless a new record date shall be fixed and notice thereof and of the date of the adjourned meeting be given to all shareholders entitled to notice in accordance with the new record date so fixed.
     Section 6. Inspectors of Election List of Shareholders
     Inspectors of Election may be appointed to act at any meeting of shareholders in accordance with statute. At any meeting of shareholders a list of shareholders, alphabetically arranged, showing the number and classes of shares held by each on the record date applicable to such meeting shall be produced on the request of any shareholder.
     Section 7. Proxies
     A person who is entitled to attend a shareholders’ meeting, to vote at a shareholders’ meeting, or to execute consents, waivers, or releases may be represented at the meeting or vote at the meeting, may execute consents, waivers, and releases, and may exercise any of the person’s other rights, by proxy or proxies appointed by a writing signed by the person or appointed by a verifiable communication authorized by the person. A “verifiable communication” sufficient to appoint a proxy is any transmission that creates a record capable of authentication, including, but not limited to, a telegram, a cablegram, electronic mail, or an electronic, telephonic, or other transmission, that appears to have been transmitted by a person described in this Article I, Section 7. A photographic, photostatic, facsimile transmission, or equivalent reproduction of a writing that is signed by a person described in this Article I, Section 7 and that appoints a proxy is a sufficient writing to appoint a proxy. A proxy shall be valid for no longer than eleven (11) months from the date it is made.
     Section 8. Quorum
     Unless otherwise required by law, the Articles or these Regulations, to constitute a quorum at any meeting of shareholders, there shall be present in person or by proxy or by the use of permissible communications equipment, if any, shareholders of record entitled to exercise not less than twenty-five percent (25%) of the voting power of the Corporation.
     The shareholders present in person or by proxy, whether or not a quorum is present, may adjourn the meeting from time to time without notice other than by announcement at the meeting.
     Section 9. Voting
     In all cases, except where otherwise required by statute or the Articles or the Regulations, a majority of the votes cast shall control. Where shareholder approval is a prerequisite to the listing of any additional or new securities of the Corporation, the total vote cast on such a proposal must represent over fifty percent (50%) of the voting power of the Corporation entitled to vote on the proposal. Cumulative voting in the election of Directors shall be permitted as provided by statute.
     Section 10. Report to Shareholders
     At the annual meeting, or any other meeting held in lieu thereof at which Directors are to be elected, the officers of the Corporation shall lay before the shareholders a financial statement as required by statute.
     Section 11. Action without a Meeting
     Any action, which may be taken at a meeting of shareholders may be taken without a meeting if authorized by a writing signed by all of the holders of shares who would be entitled to notice of a meeting for such purposes.

     Section 12. Order of Business; Shareholder Proposals
     (A) The Chairman, Chief Executive Officer, President or such other officer of the Corporation designated by a majority of the Board of Directors, will call meetings of shareholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer of the meeting of shareholders will also determine the order of business and have the authority in his sole discretion to regulate the conduct of any such meeting and to establish rules and procedures for the orderly conduct of such meeting.
     (B) At an annual meeting of the shareholders, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Chairman, the Chief Executive Officer, the President, a Senior Vice President or the Secretary in accordance with Article I, Section 4, or (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Board of Directors, or (iii) otherwise properly requested to be brought before the meeting by a shareholder of the Corporation in accordance with Article I. Section 12(C).
     (C) For business to be properly requested by a shareholder to be brought before an annual meeting, the shareholder must (i) be a shareholder of the Corporation of record at the time of the giving of the notice for such annual meeting provided for in this Code of Regulations, (ii) be entitled to vote at such meeting, and (iii) have given timely notice thereof in writing to the Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) nor more than ninety (90) calendar days prior to the annual meeting; provided, however, that in the event public announcement of the date of the annual meeting is not made at least seventy (70) calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) calendar day following the day on which public announcement is first made of the date of the annual meeting. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares of the Corporation that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (D) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business. Notwithstanding the foregoing provisions of this Code of Regulations, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Article I. Section 12(C). For purposes of this Article I, Section 12(C) and Article II, Section 7, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the

Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or publicly filed or furnished by the Corporation with any national securities exchange or quotation service through which the Corporation’s stock is listed or traded, or furnished by the Corporation to its shareholders. Nothing in this Article I, Section 12(C) will be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.
     (D) At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chairman, the Chief Executive Officer, the President or the Secretary (or in case of their failure to give any required notice, the other persons entitled to give notice) in accordance with Article I, Section 4 or (ii) otherwise brought before the meeting by the presiding officer or by or at the direction of a majority of the Board of Directors.
ARTICLE II.
BOARD OF DIRECTORS
     Section 1. Number, Term of Office and Election
     The Board of Directors shall consist of no less than nine (9) and no more than fifteen (15) Directors as may be set by the Directors. The Board of Directors shall be divided into three (3) classes consisting of not less than three (3) Directors each. At the annual meeting of shareholders (i) in 2009, not less than (3) Directors shall be elected for a term of three (3) years (Class II), (ii) in 2010, not less than three (3) Directors shall be elected for a term of three (3) years (Class III), and (iii) in 2011, not less than three (3) Directors shall be elected for a term of three (3) years (Class I). Thereafter, at each annual meeting of shareholders, or special meeting of shareholders if duly called for the purpose of electing Directors, the Board of Directors shall propose to the shareholders the candidates nominated by the Board to be elected for a three-year term to succeed the Directors of the class whose term shall expire in that year. In case of any increase in the number of Directors of any class, any additional Directors elected to such class shall hold office for a term which shall coincide with the term of such class. Each Director shall hold office until the expiration of the term of office for the Class to which such Director is elected, subject, however, to provisions of statute as to the creation of vacancies and removal. At any meeting of shareholders at which Directors are to be elected, only persons nominated as candidates pursuant to the procedures set forth in Article II, Section 7 below shall be eligible for election.
     The provisions of Article VI, Section 5. relative to amending these Regulations, notwithstanding, this Article II, Section 1. may only be amended by the affirmative vote or written consent of the shareholders of record entitled to exercise two-thirds of the voting power of the Corporation on such proposal.

     Section 2. Meetings
     Regular meetings of the Board of Directors shall be held immediately after the annual meeting of shareholders and at such other times and places within or without the state of Ohio as may be fixed by the Board of Directors, and such meetings may be held without further notice.
     Special meetings of the Board of Directors may be called by the Chairman of the Board or by the Chief Executive Officer or by the President or by a Senior Vice President or by the Secretary of the Corporation, or by not less than one-third of the Directors. Notice of the time and place of such meeting shall be given to each Director by whom such notice is not waived, either personally or by telephone, facsimile or similar medium of communication (including electronic communications) at least twenty-four hours, or mailed or telegraphed to each Director at his address as shown by the books of the Corporation at least forty-eight hours, prior to the time of the meeting. Special meetings may be held at such time and place either within or without the State of Ohio as is determined by a majority of the Board of Directors or specified in the notice of any such meeting.
     Section 3. Quorum
     A majority of the number of Directors then in office shall be necessary to constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall attend. The act of a majority of the directors present at any meeting at which a quorum is present will be the act of the Board of Directors.
     Section 4. Participation in Meetings by Communications Equipment
     Meetings of the Board of Directors or of any committee of the Board of Directors may be held through any means of communications equipment if all persons participating can hear each other, and such participation will constitute presence in person at such meeting.
     Section 5. Committees
     The Board of Directors may from time to time appoint certain of its members to act as an executive committee or other committees in the intervals between meetings of the Board and may delegate to such committee or committees powers to be exercised under the control and direction of the Board. All action taken by an executive committee shall be reported to the Board of Directors at its first meeting thereafter.
     No committee of the Board shall be empowered to adopt, repeal, or amend these Regulations or to fill vacancies among the directors or on a committee.
     Unless otherwise provided by the Board of Directors, a majority of the members of any committee appointed by the Board of Directors pursuant to this Section shall constitute a quorum at any meeting thereof and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Meetings of any such committee may be held through any communications equipment if all persons participating can hear each other and such participation shall constitute presence at such meeting. Any such committee may take action without a meeting by a writing signed by all its members. Any such committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board of Directors, and shall keep a written record of all action taken by it. A committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee.
     Section 6. Vacancies
     Whenever any vacancy shall occur among the Directors (including newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal pursuant to statute or other cause), the remaining Directors shall constitute the Directors of the Corporation until such vacancy is filled or until the number of Directors is changed pursuant to these Regulations. Any vacancy may be filled only by (i) the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum, or (ii) by the affirmative vote of the majority of a quorum of the voting power of the Corporation at a meeting of shareholders.
     Section 7. Nominations for Director
     Only persons who are nominated in accordance with this Article II, Section 7 will be eligible for election at a meeting of shareholders to be members of the Board of Directors of the Corporation. Nominations of persons for election as Directors of the Corporation may be made (i) by or at the direction of the Board of Directors or a committee thereof or (ii) by any shareholder who is a shareholder of record at the time of giving of notice provided for in Article I, Section 4, who is entitled to vote for the election of Directors at such meeting, and who complies with the procedures set forth in this Article II, Section 7. All nominations by shareholders must be made pursuant to timely notice in proper written form to the Secretary.
     To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) nor more than ninety (90) calendar days prior to the annual meeting of shareholders; provided, however, that in the event that public announcement of the date of the annual meeting is not made at least seventy (70) calendar days prior to the date of the annual meeting, notice by the shareholder to be timely must be so received not later than the close of business on the tenth (10th) calendar day following the day on which public announcement is first made of the date of the annual meeting. To be in proper written form, such shareholder’s notice must set forth or include: (i) the name and address, as they appear on the Corporation’s books, of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the shareholder giving the notice is a holder of record of stock of the Corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of stock of the Corporation owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the shareholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice; (v) such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (vi) the signed consent of each nominee to serve as a Director of the Corporation if so elected. The presiding officer of any annual meeting may, if the facts warrant, determine that a nomination was not made in accordance with this Article II, Section 7, and if he or she should so determine, he or she will so declare to the meeting, and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this Article II, Section 7, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Article II, Section 7.
ARTICLE III.
OFFICERS
     Section 1. Officers
     The Corporation may have a Chairman of the Board of Directors and shall have a Chief Executive Officer, a President (both of whom shall be members of the Board of Directors), a Secretary and a Treasurer, all of whom shall be elected by the Board of Directors. The Corporation may also have one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers as the Board may deem necessary, all of whom shall be elected by the Board of Directors or chosen by the Chairman of the Board, the Chief Executive Officer, the President or such other officer or officers designated by it.
     Section 2. Authority and Duties of Officers
     The officers of the Corporation shall have such authority and shall perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board of Directors, regardless of whether such authority and duties are customarily incident to such office.
     Section 3. Compensation
     The Board of Directors or a committee thereof shall fix the compensation of the Chairman of the Board and of the Chief Executive Officer and the President and shall fix or authorize the Chief Executive Officer and the President or a committee appointed by the Board to fix the compensation of any or all other officers. The Board of Directors may allow compensation to members of any committee and may pay compensation to any Director as a retainer for attendance at meetings or for any special services.
ARTICLE IV.
INDEMNIFICATION AND INSURANCE
     Section 1. Indemnification
     The Corporation shall indemnify any Director or elected officer, to the full extent then permitted by law, and may indemnify any appointed officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise; provided, however, that the Corporation shall indemnify any such agent of the Corporation (as opposed to any Director, elected or appointed officer or employee of the Corporation) to an extent greater than that required by law only if and to the extent that the Directors may, in their discretion, so determine. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors or an elected officer in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, the articles of incorporation or any agreement, vote of shareholders or of disinterested Directors or otherwise, both as to action in official capacities and as to action in another capacity while he is a Director, officer, employee or agent, and shall continue as to a person who has ceased to be a Director, trustee, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.
     Section 2. Insurance
     The Corporation may, to the full extent then permitted by law and authorized by the Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of any persons described in the preceding paragraph against any liability asserted against and incurred by any such person in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.
     Section 3. Agreements
     The Corporation may enter into agreements with any persons whom the Corporation may indemnify under this Code of Regulations or under law and undertake thereby to indemnify such persons to the maximum extent permitted by law and to pay the expenses incurred by them in defending any action, suit or proceeding against them, whether or not the Corporation would have the power under law or this Code of Regulations to indemnify any such person.
ARTICLE V.
     The provisions of Section 1701.831 of the Ohio Revised Code shall not apply to “control share acquisitions” of shares of the Corporation.
ARTICLE VI.
MISCELLANEOUS
     Section 1. Transfer and Registration of Certificates
     The Board of Directors shall have authority to make such rules and regulations as it deems expedient, or as required by law or any national securities exchange or quotation service through which the Corporation’s stock is listed or traded, concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby, or for the issuance of uncertificated or registered shares, and may appoint transfer agents and registrars thereof.
     Section 2. Substituted Certificates
     Any person claiming a certificate for shares to have been lost, stolen or destroyed shall make an affidavit or affirmation of that fact, shall give the Corporation and its registrar or registrars and its transfer agent or agents a bond of indemnity satisfactory to the Board of Directors or to the executive committee or to the Chief Executive Officer, the President or a Senior Vice President and the Secretary or the Treasurer, and, if required by the Board or the Executive Committee or such officers, shall advertise the same in such manner as may be required, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.
     Section 3. Voting upon Shares Held by the Corporation
     Unless otherwise ordered by the Board of Directors, the Chief Executive Officer or President in person or by proxy or proxies appointed by him shall have full power and authority on behalf of the Corporation to vote, act and consent with respect to any shares issued by other corporations which the Corporation may own.
     Section 4. Articles to Govern
     In case any provision of these Regulations shall be inconsistent with the Articles of Incorporation, the Articles of Incorporation shall govern.

     Section 5. Amendments
     Except as otherwise provided by law, the Articles of Incorporation, or these Regulations, these Regulations may be amended or repealed in any respect at any time at any meeting of shareholders by the affirmative vote of the holders of a majority of the voting power of the Corporation, provided that any amendment or repeal proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting. In addition to the above, a majority of the Board of Directors is permitted to make amendments to or repeal any part of these Regulations as permitted by applicable law.